Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

OF SERIES B PREFERRED STOCK OF

CAPSTONE HOLDING CORP.

Capstone Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify

FIRST: The Certificate of Designation of Series B Preferred Stock was filed with the Secretary of State of the State of Delaware on February 20, 2025, as amended on February 20, 2025 (the “Certificate of Designation”).

SECOND: The Certificate of Designation is hereby amended by adding a new Section 1.6 as follows, and the subsequent sections shall be renumbered accordingly:

“Adjustments for Recapitalizations. If the Corporation, at any time while this Series B Preferred Stock is outstanding, (i) subdivides its outstanding shares of Common Stock into a larger number of shares such that the price of the Common Stock automatically adjusts in accordance with such subdivision or (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares such that the price of the Common Stock automatically adjusts in accordance with such combination, then, effective concurrently with such event, (a) the number of votes to which each share of Series B Preferred Stock is entitled, (b) the maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and (c) each price- or share-count-based condition set forth in this Certificate of Designation, shall in each case be equitably and proportionately adjusted so that the relative voting power, conversion entitlement and economic terms of the Series B Preferred Stock immediately after such event are the same as immediately before such event. Any adjustment made pursuant to this Section

1.6 shall become effective immediately after the effective date of such a subdivision or combination.”

THIRD: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation and approved by the written consent of the holder of all outstanding shares of Series B Preferred Stock, the only class or series entitled to vote thereon, in accordance with the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 10th day of August, 2026.

CAPSTONE HOLDING CORP.

By:	/s/ Matthew E. Lipman

Name: Matthew E. Lipman

Title: Chief Executive Officer